UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                            FORM 8-K
                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 16, 1999









                      CLASSIFIED ONLINE.COM
             (FORMERLY FUJI ELECTROCELL CORPORATION
     (Exact name of registrant as specified in its charter)







Nevada                000-24927                   33-0199082
(State of             (Commission           (I.R.S. Employer
organization)         File Number)       Identification No.)

1839 S.E. Port Saint Lucie Blvd., Port Saint Lucie, FL 34952
(Address of principal executive offices)

Registrant's telephone number, including area code (561) 337-9999

Registrant's Attorney: Daniel G. Chapman, Esq., 2080 E. Flamingo
Rd., Suite 112, Las Vegas, (702) 650-5660

ITEM 2.   Acquisition or Disposition of Assets

On July 16, 1999, the Company completed its exchange agreement with ClassifiedOnLine.Com. As a result of the completion of this exchange, the Company changed its name to Classified OnLine.Com. The company previously known as ClassifiedOnLine.Com changed its name to WantToBuyOnline.Com and is now a wholly-owned subsidiary of the Company.

The exchange was approved by the boards of directors of both companies on June 16, 1999. The shareholders of Classified OnLine.com approved the exchange by unanimous vote. The directors of Fuji Electrocell Corp., being shareholders and, in some cases, directors of Classified OnLine.com, submitted the agreement to the Company's shareholders. The agreement was approved by holders of a majority of the Company's issued and outstanding voting stock by consent in lieu of a meeting. The Articles of Exchange were submitted to the Secretary of State of Nevada and filed on July 16, 1999.

Classified Online.Com was incorporated in Nevada in 1999, and has developed an internet site providing users with the ability to list classified advertisements on their site. The web-site allows users to search and place the ads by category of item and by geographical location. The web-site address is http://www.classifiedonline.com.

Under the terms of the exchange agreement, each of the 8,084,711 shares outstanding in ClassifiedOnLine.Com was exchanged for one share of the Company's common stock. Upon completion, there were 10,000,369 shares of the Company's voting stock outstanding, each with the same rights and privileges as the shares of the Company prior to the exchange. The existing shareholders of the previous ClassifiedOnLine.Com will hold 80.84% of the issued and outstanding shares of the new Company, with shareholders of the previous Fuji Electrocell holding the remaining 19.16%.

The members of the board of directors of Fuji Electrocell were also board members and major shareholders of the old ClassifiedOnLine.Com. Messrs. Kipnis, Oldfield, and Lates, the members of Fuji Electrocell's board prior to the exchange, held a total of 81.45% of the common stock of ClassifiedOnLine.Com and a total of 37.69% of the stock of Fuji Electrocell.

The Company has also been issued a new trading symbol, which is CLOL. The new symbol became effective July 29, 1999, at the opening of business.

ITEM 7    Financial Statements and Exhibits

The financial statements will be filed on or before September 14, 1999.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                           Classified OnLine.Com



                           By: /s/ Rick Oldfield
                              Richard J. Oldfield, President



                           Date: August 10, 1999